EXHIBIT 10
CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this "Agreement") is entered into as of the 25th day of March, 2011, by and between Camco Financial Corporation, a Delaware corporation ("Camco"), and John E. Kirksey (the "Employee");

WITNESSETH:

WHEREAS, the Employee is employed as the Senior Vice President, Chief Financial Officer of Camco and its wholly-owned subsidiary, Advantage Bank  (the "Bank");

WHEREAS, as a result of the skill, knowledge and experience of the Employee, Camco believes it is in the best interest of Camco and its stockholders to provide the Employee with a sense of security and fair treatment to encourage the Employee to remain an employee of Camco;

WHEREAS, Camco and the Employee desire to enter into this Agreement to set forth their understanding as to their respective rights and obligations in the event of the termination of Employee's employment under the circumstances set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Camco and the Employee hereby agree as follows:

1.           Term.  The term of this Agreement shall commence on March 25, 2011, and shall end January 31, 2012, subject to extension and to earlier termination as provided herein (the "Term").  Prior to each anniversary of the date of this Agreement, the Board of Directors of Camco shall review the performance of the Employee.  In connection with such annual review, the Term of this Agreement shall be extended for a one-year period beyond the then-effective expiration date, provided the Board of Directors of Camco, in its sole discretion, determines in a duly adopted resolution that this Agreement should be extended.

2.           Termination of Employment.

(a)           Termination by Camco in Connection with a Change of Control.  In the event that the employment of the Employee is terminated by Camco, the Bank or their respective successors or assigns, during the Term for any reason other than Just Cause within six months prior to a Change of Control (hereinafter defined) or within one year after a Change of Control, then the following shall occur:

(i)           Camco shall promptly, but in no event more than 60 days following the Employee’s date of termination, pay to the Employee or to his beneficiaries, dependents or estate an amount equal to two times the Employee’s annual base compensation as most recently set prior to the occurrence of the Change of Control;

(ii)           The Employer shall pay the premiums required to maintain coverage for the Employee and his eligible dependents under the health insurance plan of Camco or the Bank in which the Employee is a participant immediately prior to the Change of Control in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, until the earliest of (A) the second anniversary of the termination of the Employee's employment or (B) the date on which the Employee is eligible to be included in another employer's benefit plans as a full-time employee.  Notwithstanding the foregoing, any amounts or benefits that will be paid or provided under this Section 2(a)(ii) after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B) shall be subject to the following requirements: (X) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Employee may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Employee; (Y) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Employee following the taxable year of the Employee in which the expense was incurred; and (Z) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit; and

(iii)           The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of Camco hereunder, except as specifically stated in subparagraph (b).

For purposes of this Agreement, the term "Just Cause" means the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this Agreement, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or for fraud or embezzlement, or material breach of any provision of this Agreement.  For purposes of this Agreement, any reference to the Employee’s “termination” or “termination of employment” shall mean the Employee’s “separation from service”, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) from Camco and all entities with whom Camco would be considered a single employer under Sections 414(b) and (c) of the Code.

(b)           Termination by the Employee in Connection with a Change of Control.  The Employee may voluntarily terminate his employment pursuant to this Agreement within twelve months following a Change of Control and shall be entitled to compensation as set forth in Section 2(a) of this Agreement in the event that:

(i)           the present capacity or circumstances in which the Employee is employed immediately prior to the completion of the Change of Control are materially changed, in the reasonable opinion of the Employee (including, without limitation, a material reduction in responsibilities or authority or a reduction in salary);

(ii)           the Employee is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office as of the date of the commencement of the Term of this Agreement; or

(iii)           Camco otherwise breaches this Agreement in any material respect.

In the event that payments pursuant to this Section 2 would result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 280G"), such payments shall be reduced to the maximum amount which may be paid under Section 280G without exceeding such limits.  Any reduction in payments necessary to comply with the requirements of this Agreement relating to the limitations of Section 280G or applicable regulatory limits shall be made in accordance with Section 409A of the Code.

(c)           Death of the Employee.  This Agreement shall automatically terminate upon the death of the Employee.

(d)           "Golden Parachute" Provision.  Any payments made to the Employee pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

(e)           Definition of “Change of Control”.  A “Change of Control” shall mean any one of the following events: (i) the acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of shares of Camco that, together with the shares of Camco held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of all of the shares of Camco; (ii) the acquisition by any person, or more than one person acting as a group, within any 12-month period, of shares of Camco possessing 30 percent or more of the total voting power of all of the shares of Camco; (iii) a majority of the members of the Board of Directors of Camco is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Camco prior to the date of the appointment or election; or (iv) the acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from Camco that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Camco immediately prior to such acquisition or acquisitions.  This definition of Change of Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code.

           (f)           Payment Delay for Specified Employees.  Notwithstanding anything in this Agreement to the contrary, if the Employee is a "specified employee" (within the meaning of Section 409A of the Code and as determined under Camco’s policy for determining specified employees), on the Employee’s date of termination and the Employee is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the date of the Employee’s termination of employment (or, if earlier, the date of the Employee’s death).  The first payment that can be made to the Employee following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.

3.           Confidential Information.  The Employee acknowledges that during his employment he will learn and have access to confidential information regarding Camco and its customers and businesses.  The Employee agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until Camco consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain.  The Employee shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to Camco, its subsidiaries or affiliates, or to any of the businesses operated by them, and the Employee confirms that such information constitutes the exclusive property of Camco.  The Employee shall not otherwise knowingly act or conduct himself (a) to the material detriment of Camco, its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of Camco.

4.           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or his legal representatives without Camco's prior written consent; provided, however, that nothing in this Section 4 shall preclude (a) the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

5.           No Attachment.  Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

6.           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Employee and Camco and their respective permitted successors and assigns.

7.           Amendment of Agreement.  This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

8.           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

9.           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

10.           Headings.  The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.           Governing Law; Regulatory Authority.  This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing.  If this Agreement conflicts with any applicable federal law as now or hereafter in effect, then federal law shall govern.

12.           Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between Camco or any predecessor of Camco and the Employee.

13.           Notices.  Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to Camco:
Camco Financial Corporation
814 Wheeling Avenue
Cambridge, Ohio  43725
Attention: James E. Huston

If to the Employee:

John E. Kirksey
475 Meadow View Drive
Powell, OH  43065

14.           Section 409A of the Code.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent.  Neither Camco nor any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code.  Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Employee.

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IN WITNESS WHEREOF, Camco has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of the day and year first above written.

Attest:		CAMCO FINANCIAL CORPORATION

/s/ Sharon K. Chorey	By	/s/ James E. Huston
James E. Huston

EMPLOYEE

/s/ Sharon K. Chorey		/s/ John E. Kirksey
John E. Kirksey